                                 Exhibit 12.1

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES OF THE KROGER CO.
   AND CONSOLIDATED SUBSIDIARY COMPANIES AND UNCONSOLIDATED COMPANIES AS IF
        CONSOLIDATED FOR THE FIVE FISCAL YEARS ENDED DECEMBER 28, 1996
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
                                                            Five Years Ended
                              --------------------------------------------------------------------------
                              December 28,    December 30,    December 31,    January 1,      January 2,
                                 1996            1995            1994           1994            1993
                              (52 Weeks)      (52 Weeks)      (52 Weeks)      (52 Weeks)      (53 Weeks)
                              -----------     -----------     -----------     ----------      ----------
                                                      (in thousands of dollars)
Earnings
  Earnings from continuing
   operations before tax
   expense, extraordinary
   loss and cumulative
   effect of change
   in accounting............  $ 567,313       $ 509,538       $ 421,363        $ 283,938      $ 173,415


  Fixed charges.............     482,680        489,939         500,599          556,008        640,004
  Capitalized interest......     (10,887)        (6,785)         (2,521)             230           (960)
                              ----------      ---------       ---------       ----------      ---------
                              $1,039,106      $ 992,692       $ 919,441        $ 840,176      $ 812,459
                              ==========      =========       =========       ==========      =========

Fixed Charges
  Interest..................  $  311,958      $ 320,236       $ 331,097        $ 391,693      $ 476,932
Portion of rental payments
   deemed to be interest....     170,722        169,703         169,502          164,315        163,072
                              ----------      ---------       ---------       ----------      ---------
                              $  482,280      $ 489,939       $ 500,599        $ 556,008      $ 640,004
                              ==========      =========       =========       ==========      =========
Ratio of Earnings to
 Fixed Charges. . . . . . . . .      2.2            2.0             1.8              1.5            1.3
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